Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman and Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President and Chief Financial Officer

(716) 888-3634

CTG BOARD OF DIRECTORS DECLARES FIVE CENT PER COMMON SHARE QUARTERLY DIVIDEND

BUFFALO, N.Y. — May 9, 2013 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, today announced that its Board of Directors has declared a $0.05 per share dividend on the Company’s common stock outstanding, payable in cash on July 1, 2013 to shareholders of record on June 14, 2013.

CTG Chairman and Chief Executive Officer James R. Boldt commented, “We are pleased to announce the declaration by CTG’s board of directors of our second quarterly cash dividend since the board initiated a quarterly cash dividend earlier this year of five cents per common share that was paid on April 1. Based on CTG’s record of earnings growth over several years, significant cash flows, and favorable future outlook, we are confident in our ability to fund a regular quarterly dividend, as well as further investments in our business and share repurchases.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, financial services, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2012 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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